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                                                                    Exhibit 3(1)


                          CERTIFICATE OF INCORPORATION
                                       OF
                           CANARGO ENERGY CORPORATION
                       (AS AMENDED THROUGH JULY 15, 1998)


   FIRST: The name of the Corporation is CanArgo Energy Corporation (the "Corporation").

   SECOND: The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, Delaware 19904, in the City of Dover, County of Kent. The name of the registered agent at that address is The Prentice-Hall Corporation System, Inc.

   THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

   FOURTH:

          (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty-five million (55,000,000), in two (2) classes consisting of:

               (1) A class consisting of five million (5,000,000) shares of Preferred Stock, par value ten cents ($.10) per share (the "Preferred Stock"); and

               (2) A class consisting of fifty million (50,000,000) shares of Common Stock, par value ten cents ($.10) per share (the "Common Stock").

          Upon an amendment of this paragraph (a) of Article Fourth that reflects the inclusion of this sentence becoming effective (the "Effective Date"), each two (2) shares of the Corporation's common stock, par value ten cents ($.10) per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall be reclassified as, and changed, converted and combined into, one (1) validly issued, fully paid and non-assessable outstanding share of Common Stock of the Corporation, without any action on the part of the holder thereof. No fractional shares shall be issued in connection with such reclassification. Each stockholder who would otherwise be entitled to receive a fractional share of Common Stock in connection with such reclassification shall be entitled to receive, in lieu thereof, a cash payment equal to such fraction

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     multiplied by two times the fair market value of one share of the
     Corporation's Old Common Stock as of the close of business on the business day immediately preceding the Effective Date. For this purpose, fair market value shall be deemed to be the mean between the high and low prices at which the Corporation's Old Common Stock trades on the National Market System of the Nasdaq Stock Market, Inc. on the trading day immediately preceding such Effective Date, or if such Old Common Stock does not so trade, then the fair market value as determined by the Corporation's Board of Directors based upon recent trades and bid and asked prices of the Old Common Stock. Each certificate that immediately prior to the Effective Date represented shares of Old Common Stock shall upon and after the Effective Date represent (i) that number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and (ii) the right to receive cash in lieu of fractional shares of Common Stock as aforesaid; provided, however, that each person holding of record a stock certificate or certificates that immediately prior to the Effective Date represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, (x) a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled pursuant to the foregoing reclassification and (y) a cash payment in lieu of the issuance of fractional shares of Common Stock as aforesaid.

   FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        (a) The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

        (b) The directors shall have the concurrent power with the stockholders to adopt, amend or repeal the Bylaws of the Corporation.

   SIXTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit.

   If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

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   Any repeal or modification of the foregoing provisions of the Article Sixth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

   SEVENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

   EIGHTH: The name and mailing address of the sole incorporator are as follows:

       Name                  Address
       ----                  -------
   J.E. Costelloe       5670 Wilshire Blvd., Ste. 750
                        Los Angeles, CA  90071

   I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set by hand this 6th day of October, 1994.



                             /s/J.E. Costelloe
                             -----------------
                             J.E. Costelloe, Incorporator